Exhibit 99.1

iBio Announces CEO Departure

BRYAN, Texas / December 2, 2022 / (GLOBE NEWSWIRE/ iBio, Inc. (NYSEA:IBIO) (“iBio” or the “Company”), an AI-driven innovator of precision antibody immunotherapies, today announced the Board of Directors (the “Board”) and Thomas F. Isett, the Company’s Chief Executive Officer, have agreed that Mr. Isett will resign  as a member of the Board and relinquish his duties, rights and obligations as an officer and CEO of the Company, effective immediately. While the Company continues its search for a successor, the leadership team will report to the current Chair of the Board, William (Chip) Clark.

“Tom has helped iBio’s transformation into an AI-powered antibody discovery and development organization,” said Mr. Clark. “Tom’s leadership in the establishment of a portfolio of drug candidates, the acquisition of RubrYc’s proprietary drug discovery engine, building the leadership team, and reshaping our Board of Directors has us positioned for our next chapter.”

“It has been gratifying to have helped iBio through this dynamic and pivotal period of change,” said Mr. Isett.  “I am confident the Company is in good hands.  Many thanks and best wishes for everyone at iBio in the continuing journey to help bring new and better treatments to people suffering with cancer.”

About iBio, Inc.

iBio develops next-generation biopharmaceuticals using computational biology and 3D-modeling of subdominant and conformational epitopes, prospectively enabling the discovery of new antibody treatments for hard-to-target cancers and other diseases. iBio’s mission is to decrease drug failures, shorten drug development timelines, and open up new frontiers against the most promising targets. For more information, visit www.ibioinc.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding iBio continuing with a search for a new CEO. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, its ability to retain its key employees, or maintain its NYSE American listing; and the other factors discussed in the Company’s filings with the SEC including the Company’s Annual Report on Form 10-K for the year ended June 30, 2022 and the Company’s subsequent filings with the SEC on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contact:

Investor Relations

Stephen Kilmer

iBio, Inc.

(646) 274-3580

skilmer@ibioinc.com

Media Relations

Susan Thomas

IBio, Inc.

(619) 540-9195

Susan.thomas@ibioinc.com